Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – October 19, 2021

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2021 Results:

•	Net earnings of $1.9 million or $0.53 per share

•	Net interest income (tax-equivalent) of $6.2 million, a 3% increase from Q3 2020

•	No provision for loan losses, compared to a provision for loan losses of $250 thousand for Q3 2020

•	Nonperforming assets were 0.05% of total assets at September 30, 2021

•	No COVID-19 loan deferrals outstanding at September 30, 2021

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.53 per share, for the third quarter of 2021, compared to $1.9 million, or $0.54 per share, for the third quarter of 2020. Net earnings for the first nine months of 2021 were $6.2 million, or $1.74 per share, compared to $5.4 million, or $1.51 per share, for the first nine months of 2020.

“Along with our third quarter 2021 results, I am pleased to announce that we have no COVID-19 loan deferrals outstanding at September 30, 2021. This compares to $112.7 million in loan deferrals or 24% of total loans at June 30, 2020, the first quarterly period we began offering COVID-19 loan modifications,” said Robert W. Dumas, Chairman, President and CEO.

“We hoped that by working with our customers through payment deferrals, combined with proceeds from the Paycheck Protection Program, it would allow the vast majority of small businesses to make it through this difficult period. We are encouraged about the direction of the economies in our markets as borrowers that were most impacted by the pandemic continue to improve their financial performance,” continued Mr. Dumas.

Total revenue declined approximately 4% in the third quarter of 2021, compared to the third quarter of 2020, primarily due to reduced mortgage lending income.

Net interest income (tax-equivalent) was $6.2 million for the third quarter of 2021, a 3% increase compared to $6.0 million for the third quarter of 2020. This increase was primarily due to the reduced costs of our interest-bearing liabilities and increased securities holdings as a percentage of our total assets. These increases were partially offset by a decrease in average loans.

Net interest margin (tax-equivalent) decreased to 2.51% in the third quarter of 2021, compared to 2.72% for the third quarter of 2020, primarily due to the continued lower interest rate environment and continued growth in deposits. Our deposits continue to grow, primarily as a result of customers’ increased savings and liquidity, and our focus on our customers. Deposit levels also increased in 2020 and 2021 due to COVID-19 related government stimulus and relief programs.

At September 30, 2021, the Company’s allowance for loan losses was $5.1 million, or 1.13% of total loans, compared to $5.6 million, or 1.22% of total loans, at December 31, 2020, and $5.6 million, or 1.18% of total loans, at September 30, 2020.

The Company made no provision for loan losses during the third quarter of 2021, compared to a provision for loan losses of $250 thousand during the third quarter of 2020. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, economic conditions, loan growth, credit quality and the amount of net charge-offs.

At September 30, 2021, we had no loans where we had granted loan payment deferrals or other loan modifications, compared to $112.7 million, or 24% of total loans at June 30, 2020, the first quarterly period we began offering loan modifications to assist customers through the COVID-19 pandemic, and $87.1 million or 18% of total loans at September 30, 2020.

Noninterest income was $1.0 million for the third quarter of 2021, a 32% decrease compared to $1.4 million for the third quarter of 2020. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.4 million as refinance activity slowed in our primary market area.

Noninterest expense was $4.7 million for the third quarter of 2021, largely unchanged, compared to the third quarter of 2020.

Income tax expense was $0.4 million for the third quarter of 2021 and 2020, respectively. The Company’s effective tax rate for the third quarter of 2021 was 17.07%, compared to 17.23% in the third quarter of 2020.

The Company paid cash dividends of $0.26 per share in the third quarter of 2021, an increase of 2% from the same period in 2020. The Company’s share repurchases of $1.3 million since December 31, 2020 resulted in 37,093 fewer outstanding common shares at September 30, 2021. At September 30, 2021, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.1 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2020 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Results of Operations
Net interest income (a)	$6,158	$5,990	$18,308	$18,519
Less: tax-equivalent adjustment	117	122	355	369

Net interest income (GAAP)	6,041	5,868	17,953	18,150
Noninterest income	929	1,374	3,221	3,972

Total revenue	6,970	7,242	21,174	22,122
Provision for loan losses	—	250	(600)	1,100
Noninterest expense	4,709	4,653	14,294	14,468
Income tax expense	386	403	1,313	1,156

Net earnings	$1,875	$1,936	$6,167	$5,398

Per share data:
Basic and diluted net earnings:	$0.53	$0.54	$1.74	$1.51
Cash dividends declared	$0.26	$0.255	$0.78	$0.765
Weighted average shares outstanding:
Basic and diluted	3,536,320	3,566,239	3,552,387	3,566,184
Shares outstanding, at period end	3,529,338	3,566,276	3,529,338	3,566,276
Book value	$29.73	$29.81	$29.73	$29.81
Common stock price:
High	$35.36	$56.80	$48.00	$63.40
Low	33.25	26.26	33.25	24.11
Period-end:	33.80	36.26	33.80	36.26
To earnings ratio	14.57	x	15.97	x	14.57	x	15.97	x
To book value	114%	122%	114%	122%
Performance ratios:
Return on average equity (annualized)	7.01%	7.26%	7.70%	6.94%
Return on average assets (annualized)	0.72%	0.84%	0.81%	0.81%
Dividend payout ratio	49.06%	47.22%	44.83%	50.66%
Other financial data:
Net interest margin (a)	2.51%	2.72%	2.59%	2.96%
Effective income tax rate	17.07%	17.23%	17.55%	17.64%
Efficiency ratio (b)	66.45%	63.19%	66.39%	64.33%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$486	$549	$486	$549

Total nonperforming assets	$486	$549	$486	$549

Net (recoveries) charge-offs	$(12)	$(17)	$(101)	$(89)
Allowance for loan losses as a % of:
Loans	1.13%	1.18%	1.13%	1.18%
Nonperforming loans	1,053%	1,015%	1,053%	1,015%
Nonperforming assets as a % of:
Loans and other real estate owned	0.11%	0.12%	0.11%	0.12%
Total assets	0.05%	0.06%	0.05%	0.06%
Nonperforming loans as a % of total loans	0.11%	0.12%	0.11%	0.12%
Annualized net (recoveries) charge-offs as a % of average loans	(0.01)%	(0.01)%	(0.03)%	(0.03)%
Selected average balances:
Securities	$395,529	$315,542	$373,203	$288,164
Loans, net of unearned income	452,668	465,285	458,882	461,170
Total assets	1,040,985	924,949	1,009,131	885,941
Total deposits	927,368	810,747	895,342	775,853
Total stockholders’ equity	$106,936	$106,709	$106,798	$103,707
Selected period end balances:
Securities	$407,474	$320,922	$407,474	$320,922
Loans, net of unearned income	453,232	472,453	453,232	472,453
Allowance for loan losses	5,119	5,575	5,119	5,575
Total assets	1,065,871	937,890	1,065,871	937,890
Total deposits	954,971	823,980	954,971	823,980
Total stockholders’ equity	$104,929	$106,314	$104,929	$106,314

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net interest income, as reported (GAAP)	$6,041	$5,868	$17,953	$18,150
Tax-equivalent adjustment	117	122	355	369

Net interest income (tax-equivalent)	$6,158	$5,990	$18,308	$18,519